Exhibit 99.1
SYNERGETICS USA, INC.
3845 Corporate Centre Drive
O’Fallon, Missouri 63368
(636) 939-5100
http://www.synergeticsusa.com
Pamela G. Boone, Chief Financial Officer
SYNERGETICS ANNOUNCES FIRST QUARTER RESULTS
Reports 50% Increase in EPS, Growth in Ophthalmic
Sales and Improved Margins
O’FALLON, Mo. — (December 14, 2010) — Synergetics USA, Inc. (NASDAQ: SURG), a medical device company that designs, manufactures, and markets innovative microsurgical devices for ophthalmic and neurosurgical applications, today reported its results for the first quarter ended October 31, 2010. The Company reported first quarter 2011 sales of $12.1 million and net income of $633,000, or $0.03 per diluted share.
“We are very pleased with our performance in the first quarter of fiscal 2011,” stated Dave Hable, President and CEO of Synergetics USA, Inc. “We faced a significant challenge to overcome a $444,000 shortfall in sales arising from the sale of the Omni® product line. In addition, there was a modest headwind associated with lower sales of capital equipment due to the overall economic environment. This shortfall was overcome by a 6% growth in sales of our disposable products. In effect, we replaced relatively low margin capital equipment sales with higher margin disposable product sales. As a result, our sales mix improved and our disposable sales now constitute 83% of our total product sales. This also increased the number of units manufactured, causing a decline in our overhead rates.
“Our focus for fiscal 2011 continues to be building on sales and improving our margins. We are focused on our top four research and development projects that will expand our reach in the vitreoretinal and intracranial markets to drive organic growth. We stepped up our R&D programs in key areas and expect to introduce new products in the coming year. We also expect to begin shipping products to Alcon, Inc. in the third quarter of fiscal 2011. In addition, our strong financial condition is providing the foundation to aggressively pursue new business development opportunities that have the potential of expanding our markets for ophthalmic and neurosurgery products.”
First Quarter Results
     First quarter 2011 sales were unchanged at $12.1 million compared with the first quarter of 2010. Although sales were unchanged, the mix of sales in the first quarter of fiscal 2011 was favorably impacted by increased sales of our higher margin disposable products that was offset by lower sales of neurosurgical products due to the transition of our direct neurosurgery sales to our marketing partners and lower sales of capital equipment.
•	Ophthalmic sales rose 6.0% to $8.0 million compared with the first quarter of fiscal 2010.

•	Neurosurgical sales (including sales to our marketing partners) declined 22.4% to $2.2 million in the first quarter of fiscal 2011 compared with $2.9 million in the same period in 2010. The decline in neurosurgery sales was the result of the transition to Codman & Shurtleff, Inc. (“Codman”) and Stryker under marketing partner agreements.
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SURG Announces First Quarter Results

December 14, 2010
•	Total OEM sales rose 8.7% to $1.8 million compared with $1.7 million in the first quarter of fiscal 2010.
“Our top six product lines representing approximately 72% of total first quarter sales showed solid growth since last year and were up 16.9% compared with the first quarter of fiscal 2010,” continued Mr. Hable. “We are pleased with the solid organic growth from these key product groups, especially in our disposable product lines that carry higher margins and offer the opportunity for repeat purchases.
“Unit sales of neurosurgical products sold through Codman and Stryker were also up since last year due to the increased market penetration of our marketing partners in domestic and international markets; however, our total revenue from neurosurgical products remains below last year due to lower transfer pricing. We believe this has been more than offset by lower sales and marketing costs and improved manufacturing efficiencies arising from the growth in unit volume,” stated Mr. Hable.
Gross profit for the first quarter of fiscal 2011 rose to $7.0 million, or 58.2% of sales, compared with $6.9 million, or 57.0% of sales, in the first quarter of 2010. The growth in gross profit and margin was due to improved profit margins on our ophthalmology products and improved absorption of both labor and overhead on all products, partially offset by the margin impact of the transition of sales to our marketing partners. As the Company replaced large dollar capital equipment sales with smaller dollar disposables sales, the number of units manufactured increased and caused a corresponding reduction in our overhead rates.
R&D expenses as a percentage of net sales were 6.0% and 5.4% for the first quarter of fiscal 2011 and 2010, respectively.
Sales and marketing expenses were down $236,000 to $3.0 million, or 25.0% of net sales, for the first quarter of 2011, compared with $3.3 million, or 26.8% of net sales, for the first quarter of 2010.
General and administrative expenses increased by approximately $222,000 to $2.3 million, or 18.6% of net sales, in the first fiscal quarter of 2011, compared with $2.0 million, or 16.7% of net sales, for the first fiscal quarter of 2010.
Operating income for the first quarter of fiscal 2011 increased to $1.0 million compared with $979,000 in the first quarter of fiscal 2010. The improvement in operating income was primarily the result of the increase in gross profit margin.
First quarter 2011 net income increased 16.8% to $633,000, compared with net income of $542,000 in the first quarter 2010. Net income per share rose 50.0% to $0.03 in the first quarter of fiscal 2011 from $0.02 in the first quarter of fiscal 2010. Basic weighted-average shares outstanding increased from 24,458,089 at October 31, 2009, to 24,782,913 at October 31, 2010.
“We are very positive about the outlook for Synergetics’ future,” stated Mr. Hable. “Our entire team is focused on the key strategies to build sales and grow net income. We believe our strong cash position and reduced debt will provide us with the financial flexibility and leverage to achieve these goals.”
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SURG Announces First Quarter Results

December 14, 2010
Conference Call Information
Synergetics USA, Inc. will host a conference call on Wednesday, December 15, 2010, at 10:30 a.m. Eastern Time. The toll free dial-in number to listen and participate live on this call is (800) 447-0521, confirmation code 28432132. For callers outside the U.S., the number is (847) 413-3238. Participants are encouraged to email questions to investorinfo@synergeticsusa.com. The conference call will also be simulcast live at http://www.synergeticsusa.com. An online replay will be available on the Company’s website for approximately 30 days.
About Synergetics USA, Inc.
Synergetics USA, Inc. (“Synergetics USA” or the “Company”) is a leading supplier of precision microsurgery devices. The Company’s primary focus is on the microsurgical disciplines of ophthalmology and neurosurgery. Our distribution channels include a combination of direct and independent sales organizations and important strategic alliances with market leaders. The Company’s product lines focus upon precision engineered, microsurgical, hand-held devices and the delivery of various energy modalities for the performance of less invasive microsurgery including: (i) laser energy, (ii) ultrasonic energy, (iii) radio frequency for electrosurgery and lesion generation and (iv) visible light energy for illumination, and where applicable, simultaneous infusion (irrigation) of fluids into the operative field. The Company’s website address is http://www.synergeticsusa.com.
Forward-Looking Statements
Some statements in this release may be “forward-looking statements” for the purposes of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by words such as “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors, risks and uncertainties are discussed in Synergetics’ Annual Report on Form 10-K for the year ended July 31, 2010, as updated from time to time in our filings with the Securities and Exchange Commission.
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SURG Announces First Quarter Results

December 14, 2010
Synergetics USA, Inc. and Subsidiaries
Consolidated Statements of Income
Three Months Ended October 31, 2010, and 2009
(Dollars in thousands, except share and per share data)

	Three Months Ended	Three Months Ended
	October 31, 2010	October 31, 2009
Net sales	$12,076	$12,146
Cost of sales	5,053	5,219

Gross profit	7,023	6,927

Operating expenses
Research and development	719	659
Sales and marketing	3,023	3,259
General and administrative	2,252	2,030

	5,994	5,948

Operating income	1,029	979

Other income (expenses)
Investment income	32	—
Interest expense	(80)	(168)
Miscellaneous	(7)	(10)

	(55)	(178)

Income before provision for income taxes	974	801
Provision for income taxes	341	259

Net income	$633	$542

Earnings per share:
Basic	$0.03	$0.02

Diluted	$0.03	$0.02

Basic weighted average common shares outstanding	24,782,913	24,458,089
Diluted weighted average common shares outstanding	24,862,420	24,496,554
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SURG Announces First Quarter Results

December 14, 2010
Synergetics USA, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
As of October 31, 2010 (Unaudited) and July 31, 2010
(Dollars in thousands, except share information)

	October 31, 2010	July 31, 2010
Assets
Current Assets
Cash and cash equivalents	$18,519	$18,669
Accounts receivable, net of allowance for doubtful accounts of $293 and $282, respectively	9,132	9,056
Inventories	13,421	11,891
Prepaid expenses	530	792
Deferred income taxes	658	658

Total current assets	42,260	41,066
Property and equipment, net	8,044	8,044
Intangible and other assets
Goodwill	10,690	10,690
Other intangible assets, net	12,180	12,353
Patents, net	897	870
Cash value of life insurance	72	72

Total assets	$74,143	$73,095

Liabilities and stockholders’ equity
Current Liabilities
Current maturities of long-term debt	$1,407	$1,398
Current maturities of revenue bonds payable	116	116
Accounts payable	1,844	1,800
Accrued expenses	2,694	2,624
Income taxes payable	254	11
Deferred revenue	400	400

Total current liabilities	6,715	6,349

Long-Term Liabilities
Long-term debt, less current maturities	784	939
Revenue bonds payable, less current maturities	1,583	1,612
Deferred revenue	18,630	18,630
Deferred income taxes	1,264	1,339

Total long-term liabilities	22,261	22,520

Total liabilities	28,976	28,869

Stockholders’ Equity
Common stock at October 31, 2010 and July 31, 2010, $0.001 par value, 50,000,000 shares authorized; 24,842,441 and 24,772,155 shares issued and outstanding, respectively	25	25
Additional paid-in capital	25,087	24,905
Retained earnings	19,952	19,319
Accumulated other comprehensive loss:
Foreign currency translation adjustment	103	(23)

Total stockholders’ equity	$45,167	$44,226

Total liabilities and stockholders’ equity	$74,143	$73,095

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